Exhibit 10.4

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is effective as of May 17, 2017 (the “Effective Date”), is made by and between Radius Health, Inc., together with its affiliates (“Radius”), with an address of 950 Winter Street, Waltham, MA 02451 USA and B. Nicholas Harvey with an address of 4 Clifford Street, Wellesley, MA 02482 (“Consultant”). Radius and Consultant are collectively referred to as the "Parties."

WHEREAS, Radius has a legitimate business need for the Services (as defined below) that can be provided by Consultant;

WHEREAS, Consultant has the required professional qualifications, practical experience and knowledge to provide the Services; and

WHEREAS, Consultant agrees to provide the Services to Radius, and Radius wishes to retain Consultant to perform the Services, in accordance with the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of Consultant’s engagement hereunder to perform the Services described herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to the following terms and conditions:

1.	Definitions.

1.1“Applicable Laws” shall mean any applicable business conduct, regulatory and health and safety guidelines, laws, statutes, rules, regulations, ordinances, and professional and industry codes of conduct which are applicable to the Services, Consultant or Radius anywhere in the world, including, but not limited to, those relating to anti-corruption, anti-bribery, data protection, personal health information, clinical trials and industry conduct.

1.2“Confidential Information” shall mean any and all scientific, technical, trade, business and any other confidential or proprietary information, and Protected Data whether or not marked as confidential or proprietary, provided to Consultant by Radius, its suppliers, customers, employees, officers, agents, or others in connection with the Services or any proposed Services, or indirectly learned by Consultant as a result of provision by Consultant of the Services for which this Agreement provides, or obtained by Consultant while visiting Radius’ facilities, regardless of whether such information is in written, oral, electronic, or other form. Radius’ “Confidential Information” shall include, without limitation, the Data and personal data subject to the Applicable Laws.

1.3“Data” shall mean any resulting data and information (including without limitation, written, printed, graphic, video, or audio material, and/or information contained in any computer database or in computer readable form) generated in the course of conducting Services.

1.4“Inventions” shall mean improvements, developments, discoveries, inventions, know-how and other rights (whether or not protectable under state, provincial, federal, or foreign intellectual property laws) which are conceived and/or reduced to practice by Consultant, alone or jointly with others as a result of, or in the performance of, the Services, or which are developed using the Confidential Information.

1.5“Services” shall mean (i) assisting with projects in coordination with the Chief Executive Officer of Radius, (ii) supporting the Chief Financial Officer of Radius, and (iii) all such other services as the Parties may mutually agree. Services may be described in a proposal or other document, which document shall be subject to the terms hereof and be attached as an exhibit (“Exhibit”) hereto. In the event of any conflict between the terms of an Exhibit and the terms of this Agreement, the terms of this Agreement shall control.

2.	Services.

2.1Radius would like Consultant to provide the Services and Consultant wishes to provide the Services.

2.2Consultant will diligently provide the Services in a timely manner on behalf of and for Radius in accordance with this Agreement, the reasonable written instructions of Radius not inconsistent with any of Consultant's obligations hereunder, and Applicable Laws.

2.3Subject to the provisions contained in this Section and in Section 2.4, Consultant retains the right to control or direct the details, manner and means by which the Services are provided to Radius. Consultant retains the right to provide services to other individuals or companies except to the extent inconsistent with Consultant's obligations under this Agreement and/or the Confidentiality and Non-Competition Agreement between the Consultant and Radius dated December 15, 2015 (the “Confidentiality Agreement”).  Except as otherwise agreed with Radius, Consultant shall perform the Services only at Radius’ or Consultant's own facilities.

2.4Consultant shall not use a subcontractor to perform the Services or otherwise subcontract Consultant's obligations hereunder without the prior written consent of Radius.  Any permitted subcontractor shall be obligated to perform in accordance with this Agreement, and Consultant agrees to be responsible for the actions and omissions of such subcontractor as if Consultant had made such actions or omissions himself/herself.

3.	Term.

3.1This Agreement will commence on the Effective Date and, subject to earlier termination in accordance with this Section, shall continue for six (6) months (“Term”).

3.2   Consultant may terminate this Agreement upon 30 days written notice to Radius. Upon any termination pursuant to this Section 3.2, the Consultant shall be entitled to any unpaid consulting fees payable through the date of such termination.

3.3   Radius may terminate this Agreement immediately and without prior notice if Consultant refuses to or is unable to perform the Services due to death or disability or is in material breach of any provision of this Agreement or Applicable Laws.  If Radius terminates this Agreement without cause prior to the expiration of the Term, then Consultant shall be deemed to continue providing services to Radius through the Term, including for the purposes of Section 11.1, Section 11.2, Section 11.3 and under the Separation Agreement. If Radius terminates this Agreement with cause and Consultant has performed a portion of the Services to Radius’ satisfaction, Radius will compensate Consultant for Services satisfactorily completed up to the time of such termination.

3.4   Consultant may terminate this Agreement immediately and without prior notice if Radius fails to pay any amounts due to Consultant within fifteen days after sending Radius written notice of late payment due.

3.5  Upon termination of this Agreement by Radius, Consultant shall immediately cease provision of Services and return to Radius all Radius Confidential Information.

4.	Confidentiality; Publication; Data Privacy.

4.1Consultant agrees to treat any Confidential Information as the exclusive property of Radius, and Consultant agrees not to disclose any of the Confidential Information to any third party without first obtaining the written consent of Radius.  Consultant agrees to protect the Confidential Information that was received with at least the same degree of care Consultant uses to protect Consultant's own confidential information.

4.2Consultant agrees to use any Confidential Information only for the purpose of conducting Services hereunder and for no other purpose.  The above provisions of confidentiality shall not apply to that part of Confidential Information which Consultant is able to demonstrate by documentary evidence: (i) was lawfully in Consultant's possession prior to receipt from Radius without an obligation of confidentiality; (ii) was in the public domain at the time of receipt from Radius; (iii) becomes part of the public domain other than due to Consultant's fault; or (iv) is lawfully received by Consultant from a third party without an obligation of confidentiality.  Notwithstanding the foregoing, Consultant may disclose that part of Confidential Information that is required by an order of a court of competent jurisdiction or any regulatory authority to be disclosed, provided that Consultant gives Radius prompt and reasonable notification of such requirement prior to such disclosure and takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and to minimize the extent of such disclosure.  Upon request by Radius, any and all Confidential Information received by Consultant hereunder shall be destroyed or returned promptly to Radius.

4.3Neither Party shall disclose the existence or substance of this Agreement, except as required by Applicable Laws. Consultant shall not publish any articles or make any presentations or communications (including any written, oral, or electronic manuscript, abstract, presentation, or other publication) relating to the Services, the Confidential Information, Inventions or Data, in whole or in part, without the prior written consent of Radius. Consultant shall not engage in interviews or other contacts with the media, including but not limited to newspapers, radio, television and the Internet, related to this Agreement without Radius’ prior related written consent.

4.4This Section 4 shall survive the termination or expiration of this Agreement.

5.	Intellectual Property.

5.1  Consultant shall promptly and fully disclose in writing to Radius any and all Inventions.

5.2  Consultant agrees that, as between Consultant and Radius, Radius owns all rights, title and interest in any Data or Invention, including any intellectual property (including, but not limited to, patent, trademark, copyright and trade secret) rights therein. Consultant hereby assigns to Radius all of Consultant's rights to and interest in any Data or Invention. To the extent that any of Radius’ ownership rights contemplated under this section are not perfected, fail to arise, revert or terminate by operation of law, then in lieu of such ownership rights, Consultant shall automatically grant to Radius an exclusive, perpetual, irrevocable, fully paid up, royalty-free, transferable, sublicensable (through multiple layers of sublicensees) license to all rights, title and interest in the Data or Inventions for which such ownership rights failed to arise, reverted or terminated by operation of law. Consultant shall take all actions necessary in order to perfect, maintain, and/or enforce (to “Protect”) Radius’ rights in the Data and Inventions, including without limitation, executing and delivering all requested applications, assignments and other documents. Consultant hereby permits Radius to execute and deliver any such documents on Consultant's behalf in the event Consultant fails to do so and accepts Radius as Consultant’s agent for the limited purpose of Protecting Radius’ ownership and/or exclusive rights.

5.3  During and after the Term of this Agreement, Consultant agrees to assist Radius, at Radius’ request, in preparing and prosecuting patent applications and patent extensions or in obtaining or maintaining other forms of intellectual property rights protection for Inventions which Radius elects to protect. Radius shall reimburse Consultant for any reasonable costs incurred in providing such assistance.

5.4  Without Radius’ prior written consent, Consultant shall not engage in any activities, on its own or in collaboration with a third party, or use any third party facilities or third party intellectual property in performing the Services which could result in claims of ownership to any Inventions being made by such third party.

5.5  This Section 5 shall survive the termination or expiration of this Agreement.

6.	Insider Trading.

Consultant acknowledges that in connection with this Agreement Consultant may have advance access to information that may be considered “material nonpublic information” under the United States securities laws and the equivalent laws of the country in which Consultant is established. Consultant agrees to treat such information as Confidential Information and acknowledges and agrees to be bound by the terms and conditions of Radius’ Insider Trading Policy and all related Applicable Laws.  Accordingly, Consultant shall be subject to any and all restrictions on trading set forth therein.

7.	Representations.

7.1Mutual Representations. Radius and Consultant each represent, warrant and/or covenant to the other that:

(a)Radius enters into this Agreement with Consultant in order to meet a legitimate and genuine business need for the Services and that the selection of Consultant is based exclusively on Consultant’s qualifications, expertise, experience, knowledge and ability to meet this legitimate and genuine business need;

(b)entry into this Agreement, its performance and the payment for the Services, are in no way contingent, conditional or depending on any other previous, current, or potential future business that is or may be generated by Consultant; and

(c)entry into this Agreement, its performance and payment for the Services, are in no way contingent, conditional or dependent on any other previous, current, or potential future agreements between the Parties.

7.2Compliance. Consultant further represents, warrants and/or covenants that the amounts payable hereunder shall constitute the fair market value for the Services to be provided hereunder.

8.	Ethical Business Practices.

8.1.Consultant agrees to conduct the Services contemplated herein in a manner which is consistent with both Applicable Laws, including anti-bribery laws, and good business ethics. In performing the Services for Radius, Consultant (i) shall not offer to make, make, promise, authorize or accept any payment or giving anything of value, including but not limited to bribes, either directly or indirectly to any public official, regulatory authority or anyone else for the purpose of influencing, inducing or rewarding any act, omission or decision in order to secure an improper advantage, or obtain or retain business and (ii) shall comply with all applicable anti-corruption and anti-bribery laws and regulations.   Consultant shall not make any payment or provide any gift to a third party in connection with Consultant’s performance of this Agreement except as may be expressly permitted in this Agreement without first identifying the intended third-party recipient to Radius and obtaining Radius’ prior written approval.  Consultant shall notify Radius immediately upon becoming aware of any breach of Consultant’s obligations under this Section.

8.2.Consultant shall promptly notify Radius in the event of any government investigation or inquiry related to compliance with Applicable Laws and shall allow Radius to participate in the event it relates to the Services hereunder.

8.3In the event that Radius has reason to believe that a breach of this Section 8 has occurred or may occur, Radius is entitled to conduct an audit and Consultant shall fully cooperate in connection with any such audit. Consultant expressly understands and agrees that any breach of this Section 8 is considered a material breach of this Agreement entitling Radius to terminate this Agreement with immediate effect hereof.

9.	Disclaimer.

Except for breaches of confidentiality or intellectual property, IN NO EVENT SHALL Either PArty BE LIABLE FOR SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES of the other party ARISING UNDER THIS AGREEMENT Even IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10.	Independent Contractor Status.

10.1This Agreement establishes between the Parties an independent contractor relationship.  This relationship is completely independent of any other relationship that exists or may exist in the future between the Parties.

10.2This Agreement does not create any employer-employee, agency or partnership relationship between the Parties. Consultant shall in no circumstances hold himself or herself out as representing the position of Radius. Except as provided in that certain Separation Agreement between Consultant and Radius dated May 15, 2017 (the “Separation Agreement”) with respect to COBRA continuation coverage and with respect to continued vesting of Radius stock option awards pursuant to Section 11.2 of this Agreement, Consultant shall not be entitled to or eligible to participate in Radius’ insurance plans and other compensation or benefit plans Radius maintains for its own employees. Consultant retains full and sole responsibility for complying with income reporting and other requirements imposed by Applicable Laws. Radius will not provide workers’ compensation insurance coverage to Consultant for work-related accidents, illnesses, damages or injuries arising out of or in connection with the Services.  Further, Consultant understands and agrees that the consulting relationship with Radius is not covered under unemployment compensation laws.

11.	Compensation; Continued Vesting of Equity

11.1During the Term, Consultant shall provide Services on an as-needed basis, up to 15 hours per week.  In consideration for Consultant’s Services during the Term, Radius will pay Consultant a consulting fee up to a maximum of $108,127, payable in biweekly installments on Radius’ regular payroll dates.

11.2During the Term, the stock options that Consultant holds to purchase shares of Radius common stock will continue to vest, as described in the Separation Agreement and subject to the Radius Health, Inc. 2011 Equity Incentive Plan (as Amended and Restated), any predecessor plan and the applicable stock option agreements (such equity documents, the “Equity Documents”).

11.3Radius shall pay Consultant a bonus in the amount of $133,080 on Radius’ first regular payroll date following expiration of the Term.

11.4Radius will reimburse out-of-pocket travel and other reasonable expenses that have been preapproved by Radius, in writing, and incurred in connection with the Services rendered hereunder, and are supported by original evidence or receipts.  Reimbursement of pre-approved expenses shall be made by Radius within thirty (30) days of receipt of an itemized statement with receipts or other evidence of reimbursable expenses.

12.	Miscellaneous Matters.

12.1Any notices to be given hereunder shall be in writing and shall be delivered to the address below: (a) in person; (b) first class registered or certified mail, postage prepaid, (c) next day express delivery service; or (d) by fax or email, with originals to follow immediately thereafter by methods (a), (b) or (c). Notice shall be effective upon delivery or, in the case of (d), upon confirmation of delivery of the fax or email.

If to Radius:

Radius Health, Inc.

950 Winter Street

Waltham, MA 02451

United States of America

Attention: Chief Executive Officer

Fax:

With a copy to: General Counsel

Email:

If to Consultant:

B. Nicholas Harvey

4 Clifford Street

Wellesley, MA 02482

Email:

12.2This Agreement, together with any Exhibit(s), the Separation Agreement, the General Release of Claims between Consultant and Radius dated May 15, 2017, the Confidentiality Agreement and the Equity Documents constitute the entire agreement of the Parties with regard to its subject matter and supersedes all previous written or oral representations, agreement(s), and understandings between the Parties hereto with respect to the subject matter hereof.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but collectively shall constitute one and the same instrument.  Counterparts may be signed and delivered by facsimile or electronic transmission (including by e-mail delivery of .pdf signed copies), each of which will be binding when sent.  This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts without regard to any choice of law principle that would dictate the application of the law of another jurisdiction.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorised representatives.

Radius Health, Inc.		Consultant

By:	/s/ Robert E. Ward	By:	/s/ B. Nicholas Harvey
Name:	Robert E. Ward	Name:	B. Nicholas Harvey
Title:	President and Chief Executive Officer	Date:	May 15, 2017
Date:	May 15, 2017